UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

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QuinStreet, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD October 22, 2010

To our stockholders:

We will hold our annual meeting of stockholders at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404 on Friday, October 22, 2010, at 2:30 p.m. local time. We are holding this meeting for the purpose of considering and voting on:

(1) Election of two directors to the Board of Directors to serve until the 2013 annual meeting of stockholders or until their successors have been duly elected and qualified;

(2) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

(3) The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on September 3, 2010 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on October 22, 2010: This Proxy Statement, along with the 2010 Annual Report to Stockholders, are available on the following website: http://investor.quinstreet.com/governance.cfm.

By order of the Board of Directors,

/s/ Daniel Caul
Daniel Caul
General Counsel

September 13, 2010
Foster City, California

1051 East Hillsdale Blvd., Suite 800
Foster City, California 94404

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board”) and contains information related to the 2010 annual meeting of our stockholders to be held on Friday, October 22, 2010, beginning at 2:30 p.m., local time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is September 13, 2010. It is first being mailed to our stockholders on or about September 20, 2010.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.

ABOUT THE MEETING

Purpose of the 2010 Annual Meeting of Stockholders

The purpose of the 2010 annual meeting of stockholders is:

(1) To elect two Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2013 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

(3) To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our common stock at the close of business on September 3, 2010 (“Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, the Company had 45,085,057 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, BNY Mellon Shareowner Services), you can vote by proxy in any of the following ways:

By Internet.  If you have Internet access, you may submit your proxy from any location in the world by following the “Internet” instructions on the proxy card. The deadline for voting electronically is 11:59 p.m. (Eastern Time) on October 21, 2010.

By Telephone.  You may submit your proxy by following the “Telephone” instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. (Eastern Time) on October 21, 2010.

In Writing.  You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares in favor of the director candidates. If you return your signed proxy card to us before the annual meeting of stockholders, we will vote your shares as you direct.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting from any of the proposals. With respect to the nominees proposed to be elected at the meeting, you may vote for all, some or none of our director candidates. However, if you sign your proxy card but do not provide instructions, we will vote your shares in favor of the director candidates.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

“FOR” the election of two Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2013 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “Proposal 1 — Election of Class I Directors”).

“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality, and the nominees who receive the most votes will be elected. The two Class I director nominees with the most votes will be elected as Class I directors to serve terms ending at our 2013 annual meeting of stockholders. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any stockholders.

Approval of the ratification of the selection of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. For the proposal ratifying the selection of our independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York

Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors because NYSE rules treat those matters as non-routine.

•	Your broker will have the authority to exercise discretion to vote your shares with respect to the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended June 30, 2010, because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, trustee or nominee, your broker, trustee or nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors described below, which proposal is designated as Proposal 1 on the enclosed proxy card.

Our Certificate of Incorporation currently provides for a classified Board of Directors. Each person elected as a Class I director at the annual meeting of stockholders will serve a three-year term expiring on the date of the 2013 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Our Board has nominated James Simons and Dana Stalder for election at the annual meeting of stockholders. We did not receive any nominations from any stockholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of James Simons and Dana Stalder as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality, and the two nominees who receive the most votes will be elected. Abstentions and broker nonvotes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class I Directors (Terms Expiring on the Date of the 2013 Annual Meeting of Stockholders if Elected)

James Simons	Director since July 1999
Dana Stalder	Director since May 2003

Continuing Class II Directors (Terms Expiring on the Date of the 2011 Annual Meeting of Stockholders)

John G. McDonald	Director since September 2004
Gregory Sands	Director since July 1999

Continuing Class III Directors (Terms Expiring on the Date of the 2012 Annual Meeting of Stockholders)

William Bradley	Director since August 2004
Glenn Solomon	Director since May 2007
Douglas Valenti	Director since July 1999

Set forth below are each Director’s and each Board Nominee’s name and age as of the date of the annual meeting of stockholders and his or her principal occupation, business history and public company directorships held during the past five years. Each of our nominees has been chosen to stand for election in part because of his ability and willingness to ask relevant questions, understand QuinStreet’s challenges, and evaluate the strategies proposed by management, as well as the implementation of such strategies. Each of the nominees has a long record of professional integrity, a dedication to his profession, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill his professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of several privately-held companies and, in some cases, of several public companies. Specific experience, qualifications, attributes, and skills of each nominee are described in each nominee’s biography below.

Douglas Valenti

Mr. Valenti, age 51, has served as our Chief Executive Officer and member of our board of directors since July 1999 and as our Chairman and Chief Executive Officer since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; at McKinsey & Company as a strategy consultant and engagement manager for three years; at Procter & Gamble in various management roles for three years; and for the U.S. Navy as a nuclear submarine officer for five years. He holds a Bachelors degree in Industrial Engineering from the Georgia Institute of Technology, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior in 1982, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. As a seasoned executive and chief executive officer of QuinStreet, Mr. Valenti brings in-depth knowledge of QuinStreet’s operations and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.

William Bradley

Former Senator Bradley, age 67, has served as a member of our board of directors since August 2004. Former Senator Bradley is a Managing Director of Allen & Company LLC, an investment bank, which he joined in November 2000. From April 2001 to June 2004, Former Senator Bradley also served as chief outside advisor to the nonprofit practice of McKinsey & Company. Former Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the state of New Jersey, and previously was a professional basketball player with the New York Knicks from 1967 to 1977. Former Senator Bradley also serves on the boards of directors of Seagate Technology, Starbucks Coffee Company and Willis Group Holdings. Former Senator Bradley received a B.A. in American History from Princeton University and an M.A. in American History from Oxford University, where he was a Rhodes Scholar. Former Senator Bradley brings insight into governmental affairs which can assist the Company and the Board in evaluating regulatory matters. In addition, with his experience in the investment banking industry and as a director on several public-company boards, Former Senator Bradley brings valuable insight important to the Board in overseeing risk management, strategy and corporate governance practices.

John G. McDonald

Professor McDonald, age 73, has served as a member of our board of directors since September 2004. Professor McDonald is the Stanford Investors Professor in the Stanford Graduate School of Business, where he has been a faculty member since 1968, specializing in investment management, entrepreneurial finance, principal investing, venture capital, and private equity investing. Professor McDonald also serves on the board of directors of Plum Creek Timber Company, Scholastic Corporation, iStar Financial, Inc., and twelve mutual funds managed by Capital Research and Management Company, and he served on the Board of Varian Inc. from 1999 until May 2010, when Varian was acquired by Agilent Technologies. He holds a B.A. in Engineering, an M.B.A., and a Ph.D. from Stanford University. He is a retired officer in the U.S. Army and was a Fulbright Scholar. Professor McDonald’s

deep knowledge of finance and investing and his experience as a director bring valuable insight to the Board regarding oversight of our financial reporting, risk management and corporate finance matters, as well as compensation and other corporate governance practices.

Gregory Sands

Mr. Sands, age 44, has served as a member of our board of directors since July 1999. Since September 1998, Mr. Sands has been a Managing Director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of several privately-held companies. He holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

James Simons

Mr. Simons, age 47, has served as a member of our board of directors since July 1999. Mr. Simons is a Managing Director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as General Partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of several privately-held companies. He holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. He has been a Quinstreet director since 1999 and has an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

Glenn Solomon

Mr. Solomon, age 41, has served as a member of our board of directors since May 2007. Since March 2006, Mr. Solomon has been a Managing Director of GGV Capital (formerly Granite Global Ventures), a venture capital firm. Prior to joining GGV Capital, Mr. Solomon served as a General Partner at Partech International, a venture capital firm, from September 1997. Previously, Mr. Solomon served in various financial roles at Goldman Sachs and at SPO Partners. Mr. Solomon also serves on the boards of two privately-held companies. He earned a B.A. in Public Policy from Stanford University, where he graduated with Distinction, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Solomon’s business and investing experience and his knowledge of finance are important to the Board’s oversight of our business and operations, strategy and risk management.

Dana Stalder

Mr. Stalder, age 42, has served as a member of our board of directors since May 2003. Since August 2008, Mr. Stalder has been a General Partner of Matrix Partners, a venture capital firm. Prior to joining Matrix Partners, Mr. Stalder served in various executive roles, including Senior Vice President at eBay, Inc., an online marketplace company, from December 2001 to August 2008. Previously, he was the Chief Financial Officer and Vice President of Business Development of Respond.com, Vice President of Finance and Operations at Netscape Communication Corporation and an associate and manager at Ernst & Young LLP. Mr. Stalder also serves on the boards of several privately-held companies. He holds a B.A. in Commerce from Santa Clara University. Mr. Stalder has significant operational experience as an executive, as well as deep knowledge of finance and financial reporting. His experience is important to the Board’s oversight of strategy, operations, risk management and financial reporting.

BOARD OF DIRECTORS

The Board of Directors held six meetings during fiscal year 2010. All directors attended more than 75% of the total number of meetings of the Board and the committees on which he served in fiscal year 2010. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged, but not required, to attend the annual meeting of stockholders.

Compensation of Board of Directors

In January 2010, our Compensation Committee adopted a compensation policy that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for board services:

•	$25,000 per year for service as a board member;

•	$15,000 per year for service as a chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee;

•	$2,000 for each in-person board meeting and $1,000 for each telephonic board meeting;

•	$1,500 for each in-person committee meeting; and

•	$1,000 for each telephonic committee meeting.

In addition, our non-employee director compensation plan provides that non-employee directors will be granted an option to purchase 20,000 shares of our common stock under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our board of directors. These initial grants will vest monthly over a period of four years. The plan also provides that non-employee directors will receive an annual grant of an option to purchase 20,000 shares of our common stock. These grants will vest monthly over a period of one year.

We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Additionally, under our policies prior to January 2010, certain of our non-employee directors were granted an option to purchase 50,000 shares of our common stock under our stock option plans in connection with their initial election to serve on our board of directors. We have also awarded certain existing non-employee directors an option to purchase 25,000 shares of our common stock annually.

Fiscal Year 2010 Compensation of Non-Management Directors.  The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended June 30, 2010.

DIRECTOR COMPENSATION

(for fiscal year 2010)

	Fees Earned or Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)

William Bradley	54,150	532,415	586,565
John McDonald	62,650	532,415	595,065
Gregory Sands	15,625	234,988	250,613
James Simons	15,625	234,988	250,613
Glenn Solomon	15,625	234,988	250,613
Dana Stalder	62,650	471,200	533,850

(1)	The amounts in this column do not reflect actual value realized by the director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for grants made in fiscal year 2010, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The calculations of these values are determined by accounting requirements and include vested as well as unvested awards (since the options vest over four years following the grant date), and so they do not necessarily correspond to the actual value that may be realized by the directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the SEC on September 13, 2010.

The following table sets forth information regarding the individual options granted during fiscal 2010 to the non-employee directors, including the exercise price (which was the fair market value of the stock on the grant date) and the per-share “grant date fair value” for each option used in calculating the amounts in the table above:

						Current Per
			Per Share	Per Share		Share	Current Total
		Securities	Exercise	Grant Date	Grant Date	Intrinsic	Intrinsic
		Underlying	Price of	Fair Value of	Fair Value of	Value of	Value of
	Grant	Options	Option	Option	Option	Option	Option
Name	Date	(#)	($)	($)	($)(a)	($)(b)	($)(c)

William Bradley	November 17, 2009	25,000	19.00	9.40	234,988	—	—
	October 6, 2009	25,000	11.08	11.90	297,428	1.34	33,500
John McDonald	November 17, 2009	25,000	19.00	9.40	234,988	—	—
	October 6, 2009	25,000	11.08	11.90	297,428	1.34	33,500
Gregory Sands	November 17, 2009	25,000	19.00	9.40	234,988	—	—
James Simons	November 17, 2009	25,000	19.00	9.40	234,988	—	—
Glenn Solomon	November 17, 2009	25,000	19.00	9.40	234,988	—	—
Dana Stalder	November 17, 2009	25,000	19.00	9.40	234,988	—	—
	August 7, 2009	25,000	9.01	9.45	236,213	3.41	85,250

(a)	See note (1) above.

(b)	The intrinsic value represents the difference between the stock price of $12.42 per closing of the market as of September 3, 2010 and the exercise price of the option award, if the exercise price is less than $12.42.

(c)	As of fiscal year-end 2010, each of Messrs. Bradley and McDonald held an aggregate of 200,000 options, Mr. Stalder held an aggregate of 225,000 options, and each of Messrs. Sands, Simons and Solomon held 25,000 options, in each case including both vested and unvested options and the options granted during fiscal year 2010.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board Committees meet in executive session with no members of management present. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. The following table lists members of the Committees as of the date of the Proxy Statement.

		Compensation	Governance
Name	Audit Committee	Committee	Committee

William Bradley			Chair
John McDonald	Member	Chair
Gregory Sands		Member	Member
James Simons			Member
Glenn Solomon	Member
Dana Stalder	Chair	Member

Audit Committee — four meetings in fiscal year 2010.  Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Stalder, Solomon and McDonald. The chair of our Audit Committee is Mr. Stalder. The functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of business conduct and ethics and our compliance with legal and regulatory requirements; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Nominating and Corporate Governance (“Governance”) Committee — one meeting in fiscal year 2010.  Our Governance committee consists of Former Senator Bradley and Messrs. Sands and Simons. The chair of our Governance committee is Former Senator Bradley. The functions of this committee include:

•	reviewing periodically director performance on our Board of Directors and its committees and performance of management, and recommending to our Board of Directors and management areas of improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;

•	reviewing with our chief executive officer plans for succession to the offices of chief executive officer or any other executive officer, as it sees fit; and

•	reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in July 2010 to, among other things, recommend the director nominees for nomination to our Board at our 2010 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Committee — four meetings in 2010.  Our Compensation Committee consists of Professor McDonald and Messrs. Sands and Stalder. The chair of our Compensation Committee is Professor McDonald. The functions of this committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and approving the compensation of our directors;

•	evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements; and

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement.

A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Advisors.  In November 2009, QuinStreet engaged Compensia, Inc. (“Compensia”), an executive compensation consulting firm, as the Company’s executive compensation advisor. No member of the Compensation Committee or of management has any affiliation with Compensia. Although Compensia is retained by the Company, and not directly by the Compensation Committee, the Compensation Committee has unfettered access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation programs and market data on a peer group of companies in the Internet marketing and media sector and other high-growth companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-executive Board members. Other than as described above, Compensia provides no other services to the Company.

Management Input to the Compensation Committee.  The Compensation Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The QuinStreet Employee Benefits and Compliance, Finance, and Legal departments, as well as our CEO, work with the Compensation Committee Chair to help set meeting agendas, to provide data analysis, and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our CEO and General Counsel attend Committee meetings. In addition, the Compensation Committee meets in executive session with no members of management present, but with Compensia or others present at the Committee’s discretion.

Compensation Committee Meetings.  For more information on the process for determining executive compensation, see the “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee had any “interlock” relationship to report during our fiscal year ended June 30, 2010.

Corporate Governance

Code of Business Conduct and Ethics.  Our Code of Business Conduct and Ethics applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. We will disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors at www.quinstreet.com.

Board Leadership Structure.  The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chairman leading each Board committee. Currently, the Chairman of the Board, Douglas Valenti, also serves as QuinStreet’s Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining the flexibility to have any person serve as Chairman of the Board based on what is in the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not support placing restrictions on who may serve as Chairman. The Board does not have a lead independent director. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure for QuinStreet at this time because that individual is an effective chairman and is able to provide the best link between the Board and management.

In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors except for Mr. Valenti are independent, as determined in accordance with NASDAQ Listing Standards.

Board’s Role in Risk Oversight.  Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee’s areas of responsibilities discussed under “Audit Committee”, “Compensation Committee” and “Nominating and Corporate Governance Committee” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other consultants, such as Compensia, and meet in executive session with these outside consultants. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting. In addition, the full Board receives updates and in-depth information specifically related to the Company’s enterprise risk management.

Information on Compensation Risk Assessment.  Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) have discretion to reduce bonus payouts. Equity awards for new hires are based on the employee’s level in the Company, prior experience, qualifications, and the market for particular types of talent, and any additional grants are based on employee performance. Equity awards have long-term vesting requirements to ensure that there are not undue incentives for short-lived stock performance. The incentive compensation structure was reviewed during fiscal year 2010 by the Compensation Committee and the Company’s compensation advisor, Compensia, Inc. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors

The Board of Directors has determined that, with the exception of Mr. Douglas Valenti, who is our CEO, all of its current members qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined that all of our director nominees are independent within the meaning of the applicable NASDAQ listing standards. The Audit, Compensation and Governance Committees of the Board of Directors consist entirely of independent directors.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements. In addition, the Board of Directors has designated Dana Stalder as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Director Nominations

General Criteria and Process.  Our Governance Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. As expressed in the Governance Committee charter, in nominating candidates, the Governance

Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members.

Stockholder Nominations.  Stockholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting of stockholders. In addition, stockholders may nominate directors for election by complying with the eligibility, advance notice and other provisions of the Policy on Stockholder Recommendations of Director Nominees. Under this policy, the stockholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of stockholders. To be timely, the Corporate Secretary must receive the stockholder’s nomination and the information required in the policy at least 120 days prior to the anniversary date of the mailing of this proxy statement. A copy of the policy is available on the Investor Relations section of the Company’s website, www.quinstreet.com. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-management directors may do so by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, QuinStreet, Inc., 1051 East Hillsdale Blvd., Suite 800, Foster City, California 94404.

Our code of conduct and stockholder nominations policy and committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.quinstreet.com. Furthermore, upon request to our Corporate Secretary at the address set forth in the preceding paragraph, we will provide copies of our code of conduct, stockholder nominations policy, and committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our named executive officers as set forth in the Summary Compensation Table found on page 21 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of June 30, 2010. At June 30, 2010, there were 45,069,695 shares of common stock outstanding (excluding treasury shares). Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 1051 East Hillsdale Blvd., Foster City, California 94404.

	Common Stock
	Shares Beneficially
Name	Owned	% of Class(1)

Directors:
William Bradley(2)	204,000	*
John McDonald(3)	216,000	*
Gregory Sands(4)	3,779,490	8.4%
James Simons(5)	5,707,951	12.7%
Glenn Solomon(6)	2,691,975	6.0%
Dana Stalder(7)	228,900	*
Named Executive Officers:
Douglas Valenti(8)	6,487,113	14.3%
Bronwyn Syiek(9)	923,535	2.0%
Kenneth Hahn(10)	361,040	*
Tom Cheli(11)	506,978	1.4%
Scott Mackley(12)	653,644	1.5%
Executive Officers and Directors, as a group (14 persons)(17)	22,309,268	45.7%
Other 5% Stockholders:
Entities affiliated with Split Rock Partners(13)	5,707,951	12.7%
10400 Viking Drive. Suite 550
Minneapolis, MN 55344
Entities affiliated with Sutter Hill Ventures(14)	3,655,681	8.1%
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304-1005
Entities affiliated with GGV Capital(15)	2,666,975	5.9%
2494 Sand Hill Road, Suite 100
Menlo Park, CA 94025
W Capital Partners II, L.P.(16)	2,376,228	5.3%
One East 52nd Street, 5th Floor
New York, NY 10022

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)	Includes stock options exercisable for 200,000 shares of our common stock within 60 days of June 30, 2010.

(3)	Includes 16,000 shares held in a family trust of which Mr. McDonald is a trustee. Also, includes stock options exercisable for 200,000 shares of our common stock within 60 days of June 30, 2010.

(4)	Includes 77,112 shares held in a living trust of which Mr. Sands and his spouse are trustees, 6,785 shares held in a charitable remainder unitrust of which Mr. Sands is the trustee and 14,912 shares held in irrevocable trusts of which Mr. Sands and his spouse are trustees for the benefit of Mr. Sands’ minor children. Also includes 3,509,543 shares held by Sutter Hill Ventures, a California Limited Partnership, 104,764 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. and 41,374 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. Mr. Sands is a Managing Director of these three limited partnerships. Mr. Sands disclaims beneficial ownership of these shares held by the three limited partnerships except as to the extent of his proportionate pecuniary interest therein. Also includes stock options exercisable for 25,000 shares of our common stock within 60 days of June 30, 2010.

(5)	Includes 5,561,627 shares held by SPVC V, LLC and 121,324 shares held by SPVC Affiliates Fund I, LLC. Mr. Simons is a Managing Director of Split Rock Partners LLC, the manager of SPVC V, LLC and SPVC Affiliates Fund I, LLC. Mr. Simons, together with Mr. Gorman and Mr. Stassen share voting and investment power with respect to the shares held by SPVC V, LLC and SPVC Affiliates Fund I, LLC. Mr. Simons disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein. Also includes stock options exercisable for 25,000 shares of our common stock within 60 days of June 30, 2010, which Mr. Simons holds for the benefit of SPVC VI, LLC.

(6)	Includes 1,493,068 shares held by Granite Global Ventures III L.P., 1,114,187 shares held by Granite Global Ventures II L.P., 36,401 shares held by GGV III Entrepreneurs Fund L.P. and 23,319 shares held by GGV II Entrepreneurs Fund L.P. Mr. Solomon is a Managing Director of Granite Global Ventures III L.L.C., the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. He is also a Managing Director of Granite Global Ventures II, L.L.C., the General Partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo, Ms. Lee, Mr. Zhuo and Ms. Jin share voting and investment authority over the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo and Ms. Lee share voting and investment authority over the shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Mr. Solomon disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein. Does not include a maximum of 34,257 shares held by entities affiliated with Partech International. Mr. Solomon was associated with Partech International prior to joining GGV Capital. These shares represent Mr. Solomon’s maximum pecuniary interest in the shares held by entities affiliated with Partech International. Mr. Solomon has no voting or investment authority over these shares. Also includes stock options exercisable for 25,000 shares of our common stock within 60 days of June 30, 2010.

(7)	Includes 3,900 shares held in a family trust for which Mr. Stalder is the trustee. Also includes stock options exercisable for 225,000 shares of our common stock within 60 days of June 30, 2010.

(8)	Includes 4,019,638 shares held by The Valenti Living Trust of which Mr. Valenti and his wife, Terri Valenti, are co-trustees, 2,250,000 shares held by DJ & TL Valenti Investments, LP, of which The Valenti Living Trust is the general partner, and 6,903 shares held by Mr. Valenti and his immediate family members. Each of Mr. Valenti and Terri Valenti have voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Each of Mr. Valenti and Terri Valenti also have voting and investment power with respect to the shares held by DJ and TL Valenti Investments, LP, through their control as co-trustees of the general partner, The Valenti Living Trust. Also includes stock options exercisable for 210,572 shares of our common stock within 60 days of June 30, 2010.

(9)	Includes stock options exercisable for 887,769 shares of our common stock within 60 days of June 30, 2010.

(10)	Represents stock options exercisable for shares of our common stock within 60 days of June 30, 2010.

(11)	Includes stock options exercisable for 499,988 shares of our common stock within 60 days of June 30, 2010.

(12)	Includes stock options exercisable for 529,644 shares of our common stock within 60 days of June 30, 2010.

(13)	Consists of 5,561,627 shares held by SPVC V, LLC and 121,324 shares held by SPVC Affiliates Fund I, LLC. Split Rock Partners, LLC, together with Vesbridge Partners, LLC, is the manager of SPVC V, LLC and SPVC Affiliates Fund I, LLC, however, voting and investment power are delegated solely to Split Rock Partners, LLC. Michael Gorman, James Simons and David Stassen, as managing directors of Split Rock Partners, LLC, share voting and investment power with respect to the shares held by SPVC V, LLC and SPVC Affiliates Fund I, LLC and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 25,000 shares of our common stock within 60 days of June 30, 2010 granted to Mr. Simons, which he holds for the benefit of SPVC V, LLC.

(14)	Consists of 3,509,543 shares held by Sutter Hill Ventures, a California Limited Partnership, 104,764 shares held by Sutter Hill Entrepreneurs Fund (QP), LP and 41,374 shares held by Sutter Hill Entrepreneurs Fund (AI), LP. Gregory Sands, David L. Anderson, G. Leonard Baker, Jr., Jeffrey W. Bird, Tench Coxe, James C.

Gaither, Andrew T. Sheehan, Michael L. Speiser, David E. Sweet, James N. White and William H. Younger, Jr. are managing directors of these three partnerships and share voting and investment power over these shares and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(15)	Consists of 1,493,068 shares held by Granite Global Ventures III L.P., 1,114,187 shares held by Granite Global Ventures II L.P., 36,401 shares held by GGV III Entrepreneurs Fund L.P. and 23,319 shares held by GGV II Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. is the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo, Ms. Lee, Mr. Zhuo and Ms. Jin share voting and investment authority over the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P., and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. Granite Global Ventures II L.L.C. is the General Partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Mr. Solomon, Mr. Ng, Mr. Nada, Mr. Bonham, Mr. Foo and Ms. Lee share voting and investment authority over the shares held by Granite Global Ventures II L.P. and GGV Entrepreneurs Fund L.P., and disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(16)	The sole general partner of W Capital Partners II, L.P. is WCP GP II, L.P. and the sole general partner of WCP GP II, L.P. is WCP GP II, LLC. The managing members of WCP GP II, LLC exercise voting and investment power over securities held by W Capital Partners II, L.P. The managing members of WCP GP II, LLC are Stephen Wertheimer, David Wachter and Robert Migliorino, each of whom disclaims beneficial ownership of the securities held by W Capital Partners II, L.P., except to the extent of any pecuniary interest therein.

(17)	Includes stock options exercisable for an aggregate of 3,700,155 shares of our common stock within 60 days of June 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2010 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of Scott Mackley, our Executive Vice President, who filed one late report, which contained four transactions not reported on a timely basis.

Certain Relationships and Related Party Transactions

Second Amended and Restated Investor Rights Agreement

We have entered into an investor rights agreement with certain holders of our common stock that provides for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their previously-held preferred stock.

Other Transactions

Katrina Boydon serves as our Vice President of Content and Compliance and is the sister of Bronwyn Syiek, our President and Chief Operating Officer. Ms. Boydon’s fiscal year 2011 base salary is $202,585 per year, and she has a fiscal year 2011 target bonus of $72,543. In fiscal year 2010, Ms. Boydon received a base salary of $192,937, a bonus payout of $67,170 and was granted options to purchase an aggregate of 45,000 shares of our common stock.

Rian Valenti serves as a client sales and development manager and is the son of Douglas Valenti, our Chief Executive Officer and Chairman. Mr. Rian Valenti’s fiscal year 2011 base salary is $62,000 per year, and he has a fiscal year 2011 commission opportunity of $54,750. In fiscal year 2010, Mr. Rian Valenti received a base salary of $54,000 and an aggregate of $23,398 in commissions. In July 2010, Mr. Rian Valenti was granted 750 restricted stock units in our common stock.

We had a preferred publisher agreement with Remilon LLC, an online publishing entity, one of whose primary owners is Ben Wilson, the brother-in-law of Tom Cheli, our Executive Vice President. We have been advised that Mr. Wilson owns one third of the equity interests of Remilon. Under the preferred publisher agreement, we paid commissions for qualified leads generated from links on Remilon’s website. We paid commissions to Remilon for fiscal year 2010 of $1,739,550. Based solely on our understanding of Mr. Wilson’s ownership interest in Remilon, and without regard to the amount of profit or loss and any contractual arrangements among the owners of Remilon, Mr. Wilson’s interest in the commissions paid to Remilon for fiscal year 2010 was approximately $579,850. We believe these commissions were comparable to those that would be payable in arms-length dealings with an unrelated third party. This contract expired in October 2009.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $60,000 and a related person had or will have a direct or indirect material interest. While the policy covers related party transactions in which the amount involved exceeds $60,000, only related party transactions in which the amount involved exceeds $120,000 will be required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board of Directors set the $60,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $60,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related party’s interest in the transaction and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related party transaction.

All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are not subject to the policy, including: (i) compensation arrangements approved by our Compensation Committee; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as an employee (other than a position as an executive officer, partner, principal or similar control position) of another entity that is party to the transaction or (b) from an equity interest of less than 5% in another entity that is party to the transaction; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of QuinStreet, and based on this review and discussion,

recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2010 annual meeting of stockholders for filing with the SEC.

Members of the Compensation Committee
of the Board of Directors of QuinStreet Inc.

John G. McDonald (Chair)
Gregory Sands
Dana Stalder

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the policies and decisions with respect to the compensation of our executive officers who are named in the “Fiscal Year 2010 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for fiscal year 2010 are:

Douglas Valenti, Chief Executive Officer, or CEO;

Bronwyn Syiek, President and Chief Operating Officer;

Kenneth Hahn, Chief Financial Officer, or CFO;

Tom Cheli, Executive Vice President; and

Scott Mackley, Executive Vice President.

Overview of Program Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to align the interests of our executives and stockholders. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•	attract, motivate and retain highly-talented individuals who are incented to achieve our strategic goals;

•	closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward individuals whose skills and performance promote our continued success; and

•	offer total compensation that is competitive and fair.

The compensation of our executives consists of the following principal components:

•	base salary;

•	performance-based cash bonuses;

•	equity incentive awards;

•	employee benefits and perquisites; and

•	change in control benefits.

Each component has a role in meeting the above objectives. While we offer competitive base salaries and performance-based cash bonuses, we believe that equity incentive awards are a critical compensation component for Internet and other emerging companies. We believe that stock options and other stock-based compensation provide long-term incentives that align the interests of employees and executives alike with the long-term interests of stockholders.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation or among different forms of equity compensation. As a result, the allocation between cash and equity varies between executive officers and does not control compensation decisions. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

The compensation levels of the executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as each individual’s performance and contribution toward the Company’s strategic goals.

For each fiscal year our Compensation Committee determines the appropriate level for overall executive officer compensation and the separate components based on (i) a review of publicly available compensation data from a select group of publicly-traded companies in the Internet marketing and media sector, (ii) compensation survey data for Internet companies with comparable revenues, (iii) our understanding of the market based on the experience of our executives and members of our Compensation Committee, and (iv) internal equity, length of service, skill level and other factors we may deem appropriate.

Our compensation-setting process and each of the principal components of our executive compensation program is discussed in more detail below.

Compensation-Setting Process

Our Compensation Committee (together with the CEO with respect to performance of the other executive officers) reviews the performance of each executive officer, on an annual basis, and based on this review and the factors described above, sets the executive compensation package for the coming year. This review has generally occurred near the end of each of our fiscal years.

Role of Compensation Committee and CEO

The Compensation Committee of our board of directors is responsible for the executive compensation programs for our executive officers and reports to the full board of directors on its discussions, decisions and other actions. Our CEO makes recommendations to the Compensation Committee, attends committee meetings (except for sessions discussing and setting his compensation) and has been and will continue to be heavily involved in the determination of compensation for our executive officers. Typically, our CEO makes recommendations to the Compensation Committee regarding short- and long-term compensation for our executives based on company results, an individual executive’s contribution toward these results, performance toward goal achievement, a review of the competitive market data as described below, input from our Employee Benefits and Compliance department and input from our compensation consultant, Compensia. Our CEO does not make a recommendation as to his own compensation.

The Compensation Committee then reviews the CEO’s recommendations, the competitive market data and other relevant information and approves each executive officer’s total compensation, as well as each individual compensation component. The Compensation Committee’s decisions regarding executive compensation are based on the Compensation Committee’s assessment of the performance of our company and each individual executive, a review of market data as described below and other factors, such as prevailing industry trends.

Competitive Positioning

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated companies. We have selected a group of companies that provide Internet media and marketing services that are broadly similar to our company as a reference point for market practice of our “peer group” with respect to executive base salary and bonuses in formulating compensation recommendations and to assist the

Compensation Committee in its consideration of executive compensation. The companies included in this reference group for fiscal year 2010 were TechTarget, eHealth, Bankrate, Omniture, WebMD, ValueClick, and comScore. The peer group was determined by considering publicly-traded vertical Internet marketing and media and related companies. For fiscal year 2011 compensation purposes, the companies included in the peer group were Advent Software, Ansys, Blackboard, Bankrate, Commvault Systems, Concur Technologies, Digital River, Netsuite, Omniture, Pegasystems, Rosetta Stone, SuccessFactors, Taleo, WebMD and Websense. The peer group for fiscal year 2011 was revised from the fiscal year 2010 group to add other high growth companies in adjacent technology sectors, such as software. The companies were selected after consideration of their revenue, revenue growth and profitability. All of the companies in the peer group had annual revenues between 0.5x to 2.0x that of our revenues. All also had positive growth rates or strong profitability, similar to us.

While the Compensation Committee does not believe that compensation peer group benchmarking is appropriate as the only tool for setting compensation due to the unique aspects of our business, the Compensation Committee finds that evaluating this information is an important part of its decision-making process and exercises its discretion in determining the nature and extent of its use.

Compensation Advisors

In November 2009, we engaged Compensia, a national consulting firm providing executive compensation advisory services, as a compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program in the future. In fiscal year 2010, Compensia assisted our Compensation Committee in developing the revised compensation peer group described above and provided market data for the peer group. The management and the Compensation Committee conducted an annual analysis of senior management compensation in May and June 2010, in which management and the Compensation Committee reviewed the information provided by Compensia, as well as industry survey results and other information described further below, in light of the compensation we offer, in order to ensure that the senior management compensation program we established for fiscal year 2011 is competitive and fair. The Compensation Committee expects to continue to conduct an annual review process of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program.

The Compensation Committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Compensation Components

Base Salaries

In general, base salaries for our executive officers are initially established through arm’s-length negotiation at the time of hire, taking into account such executive’s qualifications, experience and prior salary and prevailing market compensation for similar roles in comparable companies. The initial base salaries of our executive officers have then been reviewed annually by our Compensation Committee, with significant input from our CEO, except with respect to his own salary, to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In considering a base salary adjustment, the Compensation Committee considers the company’s overall performance, the scope of an executive’s sustained performance, individual contribution, responsibilities, prior experience, and competitive market data. The Compensation Committee may also take into account the executive officer’s current salary, equity ownership and the amounts paid to an executive officer’s peers inside our company. We also draw upon the experience of members of our Compensation Committee with other companies.

In May 2009, the Compensation Committee reviewed the base salaries of our executive officers, including our named executive officers, for fiscal year 2010. Consistent with its prior practice, the committee reviewed salary data for a reference group of publicly-traded vertical Internet marketing and media companies described above. In addition, the Compensation Committee reviewed summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200,000,000 and $500,000,000 in the San Francisco Bay Area. The Committee determined, based upon our CEO’s recommendation, that although the analysis supported an average increase of eight percent in base salaries, that base salaries for our named executive officers be increased by five percent in a continued effort to shift a larger percentage of cash compensation to bonus, and that base salaries for our other executive officers be increased by five percent, on average.

In May and June 2010, the Compensation Committee reviewed the base salaries of our executives, including our named executive officers, for fiscal year 2011. Consistent with its prior practice, the committee reviewed salary data for our new compensation peer group for fiscal year 2011 described above and summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200,000,000 and $500,000,000 in the San Francisco Bay Area. The committee determined, based upon our CEO’s recommendation and input from Compensia, that although the analysis supported an average increase of eight percent in base salaries, that base salaries for our named executive officers be increased by five percent in a continued effort to shift a larger percentage of cash compensation to bonus, and that base salaries for our other executive officers, other than our Chief Technology Officer, be increased by five percent, on average. The Compensation Committee determined that, because there were significant gaps between our Chief Technology Officer’s compensation and external and internal comparables, our Chief Technology Officer’s total cash compensation for fiscal year 2011 would increase by ten percent, including an eight percent increase in base salary.

The actual base salaries paid to our named executive officers in fiscal year 2010 are set forth in the “Fiscal Year 2010 Summary Compensation Table.”

Performance-Based Cash Bonuses

Annual performance-based cash bonuses are intended to motivate our executives to achieve short-term goals while making rapid progress towards our longer-term objectives. These bonuses are designed to reward both company and individual performance.

In July 2009, the Compensation Committee approved the 2010 Bonus Plan. Under the plan, each executive officer’s target bonus for 2010 was expressed as a percentage of his or her base salary, with individual target award opportunities ranging from 32% to 72% of base salary. The Compensation Committee determined the actual bonus awards for fiscal year 2010 performance in July 2010. The revenue targets for payout under the 2010 Bonus Plan were 17% higher than fiscal year 2009 revenue and were set at an amount the Compensation Committee reasonably believed to be attainable but requiring successful performance by the company and management.

To determine actual bonus awards under the 2010 Bonus Plan, the Compensation Committee first reviewed overall company financial results for fiscal year 2010 and our CEO’s recommendations for bonuses based on both company and individual performance. In the case of the CEO’s bonus award, the Compensation Committee evaluated CEO performance and determined his bonus. Payout of the bonuses was dependent on achievement against our plan for revenue growth and Adjusted EBITDA, which we define as net income less interest income plus interest expense, provision for taxes, depreciation expense, amortization expense, stock-based compensation expense and foreign-exchange (loss) gain, and, where applicable, the individual executives’ achievement against that plan for revenue growth and Adjusted EBITDA and against strategic objectives. The primary strategic objectives were (i) revenue growth, (ii) Adjusted EBIDTA margin, (iii) the assessed sustainability of the revenue growth, and (iv) developing future growth potential and diversification of our revenue streams. Our named executive officers were paid the following amounts pursuant to the 2010 Bonus Plan: Mr. Valenti, $342,405; Ms. Syiek, $268,860; Mr. Cheli, $194,696; Mr. Mackley, $211,626; and Mr. Hahn, $131,940.

In addition to the 2010 Bonus Plan, in July 2009 the Compensation Committee also approved the 2010 Incremental Bonus Plan for our executive officers. The 2010 Incremental Bonus Plan paid out to the senior management team 15% of any Adjusted EBITDA that exceeded 20% Adjusted EBITDA margin performance for fiscal year 2010 on 20% revenue growth over fiscal year 2009 net revenue. The incremental bonus plan allocated differing amounts to executives based on their role and responsibilities and contributions at the company (our CEO and President and COO received the largest allocations) and ranged between 1% and 2.15% of any Adjusted EBITDA over the 20% margin target. The 2010 Incremental Bonus Plan allocated the following amounts to executive officers based on their role and responsibilities and contributions at the company: Mr. Valenti: 2.15%; Ms. Syiek: 2.15%; Mr. Cheli: 1.65%; Mr. Mackley: 1.65%; and

Mr. Hahn: 1%. Because we exceeded our Adjusted EBITDA margin target, the Compensation Committee approved the payout of incremental bonuses for fiscal year 2010 consistent with these criteria, resulting in total bonus payouts under the 2010 Incremental Bonus Plan of $1,327,768. Due to exceptional performance (as measured by revenue growth and strategic progress for the client verticals for which he has responsibility), Mr. Mackley received a total incremental bonus allocation of 1.8%, consisting of the 1.65% allocated to him under the Plan, plus a 0.15% unallocated portion available to be granted by the Compensation Committee at their discretion. Our named executive officers were paid the following amounts pursuant to the 2010 Incremental Bonus Plan: Mr. Valenti, $190,313; Ms. Syiek, $190,313; Mr. Cheli, $146,054; Mr. Mackley, $159,332; and Mr. Hahn, $88,518.

The actual total cash bonuses paid to our named executive officers in fiscal year 2010 are set forth in the “Fiscal Year 2010 Summary Compensation Table.”

In January 2010, the Compensation Committee approved our Annual Incentive Plan, which became effective at the beginning of fiscal 2011 on July 1, 2010. Under the Annual Incentive Plan, the Compensation Committee may award bonuses to our employees, including our executive officers, according to bonus targets and criteria set by the Compensation Committee in accordance with the Annual Incentive Plan, and the Compensation Committee has discretion to reduce the amount of any actual award under the Annual Incentive Plan below the amount calculated under the terms of the plan. The Annual Incentive Plan is designed to provide incentive compensation that is not subject to the deductibility limitation of Section 162(m) of the Internal Revenue Code of 1986. For fiscal year 2011, our performance metrics will be similar to those for fiscal year 2010 — that is, revenue growth and Adjusted EBITDA and similar types of strategic objectives. We will also continue to have an incremental bonus award for fiscal year 2011 under the Annual Incentive Plan based on exceeding Adjusted EBITDA targets.

Long-Term Equity Incentive Awards

The objective of our long-term, equity-based incentive awards is to align the interests of our executives, including our named executive officers, with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentive awards also encourage the retention of our executive officers through the vesting period of the awards. To reward and retain our executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value because the value of stock options is closely tied to our future performance. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to them to achieve increases in the value of our stock over time. Our Compensation Committee oversees our long-term equity incentive program.

We grant stock options both at the time of initial hire and then through annual additional or “refresher” grants for key employees and employees approaching full vesting of prior grants. To date, there has been no set program for the award of refresher grants, and our Compensation Committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management. Refresher grants have generally been made shortly after the end of the fiscal year.

In determining the size of the long-term equity incentive awards to be granted to our executive officers and management take into account a number of factors, such as an executive officer’s relative job scope, the value of existing long-term equity incentive awards, individual performance history, prior contributions to us, the size of prior awards, competitive market data and the aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. Based upon these factors, our board of directors prior to our initial public offering and thereafter our Compensation Committee determines the size of the long-term equity incentive awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We do not have any security ownership requirements for our executive officers. We believe these vesting schedules appropriately encourage long-term employment with our company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

At its May 2010 meeting, our Compensation Committee adopted a policy regarding the timing of stock option grants to executive officers coinciding with the release of material non-public information. The Committee determined that, following the Company’s long-standing historical practice, stock option grants would be made on or about the date of meetings of the Board of Directors.

Consistent with the above criteria, in August 2009, our Board approved the grants of equity incentive awards to our executive officers for our fiscal year 2010. These awards were recommended to the Board by our CEO. Although there was no specific formula for determining the amounts of these awards, our CEO and Board considered each executive officer’s relative job scope, the value of existing long-term equity incentive awards, individual performance history, prior contributions to us, the size of prior grants in determining the size of the award, competitive market data and the aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. The awards were approved by the Board of Directors in August 2009.

Fiscal year 2011 awards to executive officers other than the CEO were made in November of 2009. For these awards, the same procedure was followed, except for the timing of the grants. With the exception of the award to our CEO, executive officers’ equity incentive awards were recommended to the Board by our CEO. In the case of our CEO, the equity incentive award was determined by the Compensation Committee in April 2010. In all cases, although there was no specific formula, our CEO, Board and Compensation Committee considered the executive’s relative job scope, the value of existing long-term equity incentive awards, individual performance history, prior contributions to us and the size of prior grants in determining the size of the award. The awards for executive officers other than the CEO were approved by the board of directors at its November 2009 meeting and the award to the CEO was approved by the Compensation Committee at its April 2010 meeting.

The actual equity awards granted to our named executive officers in fiscal year 2010 are set forth in the “Grants of Plan-Based Awards Table.”

Change in Control Benefits

Our equity incentive plan provides for full acceleration of vesting of outstanding stock options in the event of a change in control of our company if the options are not assumed or replaced with substitute awards by a successor. In the event stock options are assumed or replaced, then 25% of the unvested shares subject to each option vest if the executive officer is terminated under circumstances described under “— Potential Payments Upon Termination Following Change in Control” following the change in control. The Committee approved these provisions for senior management (meaning officers with the title of the Vice-President and above) because equity compensation is an important part of our executive compensation program, and so these partial double-triggers are intended to keep executives engaged in the event of a potential change in control that would be beneficial to stockholders but could otherwise result in them not having the opportunity to continue to vest in this equity compensation, but the acceleration is limited to an amount the Committee believes is a reasonable portion.

Perquisites and Other Personal Benefits

We do not view perquisites as a significant element of our executive compensation program currently, but do believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete, and we may consider providing additional perquisites in the future. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

We provide the following benefits to our executive officers, generally on the same basis provided to all of our salaried employees:

•	health, dental insurance and vision coverage;

•	life insurance;

•	a medical and dependent care flexible spending account;

•	short- and long-term disability, accidental death and dismemberment insurance; and

•	a Section 401(k) plan.

We believe these benefits are consistent with those of companies with which we compete for executive talent.

Internal Revenue Code Section 162(m) Policy

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.

The Compensation Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Internal Revenue Code Section 162(m). Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Internal Revenue Code Section 162(m).

Fiscal Year 2010 Summary Compensation Table

The following table summarizes information regarding the compensation during each of the specified fiscal years awarded to, earned by or paid to our chief executive officer, our chief financial officer and our other three most highly compensated executive officers for the fiscal years ended June 30, 2009 and 2010. We refer to these individuals as our named executive officers.

				Non-Equity
				Incentive Plan	All Other
			Option Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)

Douglas Valenti	2010	474,075	1,468,369	532,718	240	2,475,898
Chief Executive Officer and Chairman	2009	451,500	456,093	386,243	243	1,294,079

Kenneth Hahn	2010	346,500	753,920	220,458	208	1,321,570
Chief Financial Officer	2009	330,000	268,290	174,290	204	772,784

Bronwyn Syiek	2010	413,700	2,357,225	459,173	240	3,230,834
President and Chief Operating Officer	2009	394,000	402,435	319,743	239	1,116,417

Tom Cheli	2010	330,750	847,915	340,750	199	1,520,093
Executive Vice President	2009	315,000	402,435	238,298	196	955,929

Scott Mackley	2010	330,750	1,414,825	370,958	199	2,117,211
Executive Vice President	2009	315,000	670,725	294,458	196	1,280,379

(1)	The amounts in this column represent the aggregate grant date fair value for grants made in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the SEC on September 13, 2010.

(2)	The amounts in this column are performance-based cash bonuses under the Bonus Plan and Incremental Bonus Plan in respect of performance for the years ended June 30, 2009 and 2010. See the discussion under “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Cash Bonuses.”

(3)	All other compensation represents amounts we pay towards employee life insurance.

Grant of Plan-Based Awards

The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2010. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the “Fiscal Year 2010 Summary Compensation Table” by providing additional details about the awards.

The option grants to purchase our common stock set forth in the following table were made under our 2010 Equity Incentive Plan. The exercise price of options granted under the 2010 Equity Incentive Plan is equal to the fair market value of one share of our common stock on the date of grant, except that certain grants made to our CEO were granted with an exercise price equal to 110% of the fair market value of one share of our common stock on the date of grant. Under the 2010 Equity Incentive Plan, the exercise price may be paid in cash or in our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

			All Other
		Estimated Future	Option
		Payouts Under	Awards:
		Non-Equity	Number of
		Incentive Plan	Securities	Exercise Price of	Grant Date Fair
		Awards	Under-lying	Option Awards	Value of Option
Name	Grant Date	Target ($)(2)	Options	($/Sh)	Awards(1)

Douglas Valenti	April 30, 2010	342,405	85,095	16.89	662,431
	August 7, 2009		87,705	9.91	805,939
Kenneth Hahn	November 17, 2009	131,940	40,000	19.00	375,980
	August 7, 2009		40,000	9.01	377,940
Bronwyn Syiek	November 17, 2009	268,860	100,000	19.00	939,950
	August 7, 2009		150,000	9.01	1,417,275
Tom Cheli	November 17, 2009	211,626	50,000	19.00	469,975
	August 7, 2009		40,000	9.01	377,940
Scott Mackley	November 17, 2009	211,626	50,000	19.00	469,975
	August 7, 2009		100,000	9.01	944,850

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown represent an aggregate grant date fair value of stock-related awards computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the SEC on September 13, 2010.

(2)	Represents the executive’s target bonus under our 2010 Bonus Plan as of the date of grant. The plan provides for individual bonus targets ranging from 32% of base salary to 72% of base salary. Payout of the bonuses was dependent on achievement against our plan for revenue growth and Adjusted EBITDA and, where applicable, the individual executives’ business unit’s achievement against that unit’s plan for revenue growth and Adjusted EBITDA, as further described in “Compensation Discussion and Analysis.” Actual payments for fiscal year 2010 are set forth in the “Fiscal Year 2010 Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-end 2010

The following table presents information regarding outstanding equity awards held by our named executive officers as of June 30, 2010.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable(1)	Price ($)	Date

Douglas Valenti:	April 30, 2010	—	85,095	16.89	April 29, 2017
	August 7, 2009	—	87,705	9.91	August 6, 2016
	July 25, 2008	40,729	44,271	10.28	July 24, 2015
	January 31, 2007	140,937	24,063	10.34	January 30, 2017
Kenneth Hahn:	November 17, 2009	—	40,000	19.00	November 16, 2016
	August 7, 2009	—	40,000	9.01	August 6, 2016
	July 25, 2008	23,957	26,043	10.28	July 24, 2015
	May 17, 2006	325,000	—	9.01	May 16, 2016
Bronwyn Syiek:	November 17, 2009	—	100,000	19.00	November 16, 2016
	August 7, 2009	—	150,000	9.01	August 6, 2016
	July 25, 2008	59,895	65,105	10.28	July 24, 2015
	May 31, 2007	77,082	22,918	10.28	May 30, 2014
	May 17, 2006	100,000	—	9.01	May 16, 2016
	September 23, 2005	100,000	—	7.74	September 22, 2015
	May 20, 2005	185,000	—	6.38	May 19, 2015
	July 28, 2004	150,000	—	4.60	July 27, 2014
	November 19, 2003	100,000	—	4.60	November 18, 2013
	September 11, 2001	71,000	—	0.59	September 10, 2011
Tom Cheli:	November 17, 2009	—	50,000	19.00	November 16, 2016
	August 7, 2009	—	40,000	9.01	August 6, 2016
	July 25, 2008	35,937	39,063	10.28	July 24, 2015
	May 31, 2007	38,541	11,459	10.28	May 30, 2014
	May 17, 2006	50,000	—	9.01	May 16, 2016
	September 23, 2005	100,000	—	7.74	September 22, 2015
	May 20, 2005	80,000	—	6.38	May 19, 2015
	July 28, 2004	100,000	—	4.60	July 27, 2014
	September 26, 2002	81,344	—	1.50	September 25, 2012
Scott Mackley:	November 17, 2009	—	50,000	19.00	November 16, 2016
	August 7, 2009	—	100,000	9.01	August 6, 2016
	July 25, 2008	35,937	39,063	10.28	July 24, 2015
	May 31, 2007	38,541	11,459	10.28	May 30, 2014
	May 17, 2006	50,000	—	9.01	May 16, 2016
	September 23, 2005	100,000	—	7.74	September 22, 2015
	May 20, 2005	80,000	—	6.38	May 19, 2015
	July 28, 2004	120,000	—	4.60	July 27, 2014
	July 22, 2003	76,000	—	2.00	July 21, 2013

(1)	Each stock option to our executive officers vests over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Each option also provides that 25% of the unvested shares subject to such option will vest if the executive is terminated without cause following a change in control.

Option Exercises for Fiscal Year 2010

The following table shows information regarding option exercises by our named executive officers during fiscal year 2010.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Douglas Valenti	—	—
Kenneth Hahn	50,000	499,500
Bronwyn Syiek	124,000	2,282,840
Tom Cheli	70,561	1,236,551
Scott Mackley	81,293	1,048,170

(1)	The aggregate dollar value realized upon exercise of an option represents the difference between the aggregate fair market value of our common stock underlying the option on the date of exercise and the aggregate exercise price of the option.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments Upon Termination Following Change in Control

The following table sets forth quantitative estimates of the option acceleration benefits (25% of the unvested portion) that would have been received by our named executive officers pursuant to their option agreements if, within six months following a change in control, their employment had been terminated by us without cause or they resign for good reason (which includes actions by us to materially reduce the officer’s duties, salary or benefits, or relocate the officer’s business office to more than 50 miles away). These estimates assume the change in control transaction and termination both occurred on June 30, 2010.

Name	Value of Accelerated Equity Awards ($)(1)

Douglas Valenti	55,734
Kenneth Hahn	33,008
Bronwyn Syiek	40,536
Tom Cheli	78,036
Scott Mackley	120,817

(1)	The aggregate dollar value realized in connection with the acceleration of the equity awards represents the difference between the aggregate fair market value of our common stock underlying the accelerated options as of June 30, 2010 and the aggregate exercise price of the accelerated options.

Equity Compensation Plan Information

The following table provides information as of June 30, 2010 with respect to shares of our common stock issuable under our existing equity compensation plans:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued upon	Weighted-average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights (#)	and Rights ($)	(a))(#)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,796,062	9.79	439,324 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	11,796,062	9.79	439,324

(1)	The number of shares available under our 2010 Equity Incentive Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing that there shall be a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of (i) two hundred thousand (200,000) shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 2 on the enclosed proxy card.

PwC served as QuinStreet’s independent registered public accounting firm for the 2010 fiscal year. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the fiscal year 2010 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders. We anticipate that our Audit Committee will retain PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2011. See “Report of the Audit Committee.”

The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2010 and 2009.

	Fiscal Year	Fiscal Year
	2010	2009

Audit Fees	$2,054,571	$509,369
Audit-Related Fees	3,755	1,500
Tax Fees	106,584	—

Total	$2,164,910	$510,869

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services actually provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Quinstreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:

•	QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;

•	reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and

•	QuinStreet’s legal, regulatory and ethical compliance programs as established by management and the Board

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management and any internal auditors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and The NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreets’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.

The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2010, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with The NASDAQ Stock Market corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with QuinStreet’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of QuinStreet’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the SEC.

Members of the Audit Committee
of the Board of Directors of QuinStreet, Inc.

Dana Stalder (Chair)
Glenn Solomon
John G. McDonald

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, QuinStreet, Inc., 1051 East Hillsdale Blvd., Suite 800, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for the fiscal year ended June 30, 2010, including the consolidated financial statements audited by PwC, an independent registered public accounting firm, and their report thereon dated September 13, 2010, is being mailed to all stockholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC, will be sent to any stockholder without charge upon written request to: QuinStreet, Inc., 1051 East Hillside Blvd., Suite 800, Foster City, California 94404, Attention: Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.quinstreet.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2011 annual meeting of stockholders may do so by following the procedures prescribed in SEC Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 16, 2011.

Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2011, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary not later than the close of business on July 24, 2011 nor earlier than the close of business on June 24, 2011, so long as the 2011 annual meeting of stockholders is not advanced by more than 30 days or delayed by more than 30 days from October 22, 2011 (the anniversary date of the prior year’s annual meeting of stockholders). If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely and we will not be required to present it at the 2011 annual meeting of stockholders.

By order of the Board of Directors,

/s/  Daniel Caul
     Daniel Caul
     General Counsel

September 13, 2010
Foster City, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/qnst
QUINSTREET, INC.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
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▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”
ITEMS 1 AND 2.	Please mark your votes as	☒
indicated in this example

The Board of Directors recommends that you vote FOR the following items 1 and 2:

	FOR	WITHHOLD	*EXCEPTIONS
	ALL	FOR ALL			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS
Nominees:
01 James Simons 02 Dana Stalder	☐	☐	☐	2. Vote to ratify PricewaterhouseCoopers LLP as our Independent public accounting firm for the current year.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2010 annual meeting of stockholders and any adjournments thereof.

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your QuinStreet, Inc. account online.
Access your QuinStreet, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for QuinStreet, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://investor.quinstreet.com/governance.cfm
▼ FOLD AND DETACH HERE ▼
PROXY
QuinStreet, Inc.
2010 Annual Meeting of Stockholders — October 22, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
          The undersigned hereby appoints Douglas Valenti, Kenneth Hahn and Daniel Caul, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QuinStreet, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2010 annual meeting of stockholders of the company to be held October 22, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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